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                                                        OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 2)*


                       ERP OPERATING LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                          OPERATING PARTNERSHIP UNITS
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                      N/A
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 9 pages

CUSIP NO. N/A                         13G


    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            FU ASSOCIATES
            36-3928382
          ---------------------------------------------------------------------

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

    3     SEC USE ONLY

          ---------------------------------------------------------------------

    4     CITIZENSHIP OR PLACE OF ORGANIZATION
            ILLINOIS
          ---------------------------------------------------------------------

                       5     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          6     SHARED VOTING POWER
  OWNED BY                       270,769
    EACH               --------------------------------------------------------
  REPORTING            7     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                                 270,769
                       --------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            270,769
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            .46%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*
            PN
          ---------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 9 Pages

CUSIP NO. N/A                         13G


    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            B/S INVESTMENTS
            36-6526147
          ---------------------------------------------------------------------

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

    3     SEC USE ONLY

          ---------------------------------------------------------------------

    4     CITIZENSHIP OR PLACE OF ORGANIZATION
            ILLINOIS
          ---------------------------------------------------------------------

                       5     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          6     SHARED VOTING POWER
  OWNED BY                       669
    EACH               --------------------------------------------------------
  REPORTING            7     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                                 669
                       --------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            669
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            .00%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*
            PN
          ---------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 9 Pages

CUSIP NO. N/A                         13G


    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            ROPU ASSOCIATES LIMITED PARTNERSHIP
            36-4027196
          ---------------------------------------------------------------------

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

    3     SEC USE ONLY

          ---------------------------------------------------------------------

    4     CITIZENSHIP OR PLACE OF ORGANIZATION
            ILLINOIS
          ---------------------------------------------------------------------

                       5     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          6     SHARED VOTING POWER
  OWNED BY                       3,133,146
    EACH               --------------------------------------------------------
  REPORTING            7     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                                 3,133,146
                       --------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,133,146
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            5.31%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*
            PN
          ---------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 4 of 9 Pages

CUSIP NO. N/A                         13G


    1     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
            SAMUEL ZELL
            ###-##-####
          ---------------------------------------------------------------------

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

    3     SEC USE ONLY

          ---------------------------------------------------------------------

    4     CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S.A.
          ---------------------------------------------------------------------

                       5     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          6     SHARED VOTING POWER
  OWNED BY                       3,404,584
    EACH               --------------------------------------------------------
  REPORTING            7     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                                 3,404,584
                       --------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,404,584
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            5.77%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*
            PN
          ---------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 9 Pages

                       ERP OPERATING LIMITED PARTNERSHIP
                          OPERATING PARTNERSHIP UNITS
                                NO CUSIP NUMBER


ITEM 1(A).                NAME OF ISSUER

                          The Issuer is ERP Operating Limited partnership, an Illinois limited partnership (the "Operating Partnership").

ITEM 1(B).                ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                          The Issuer's principal executive office is:
                          Two North Riverside Plaza
                          Chicago, Illinois  60606

ITEM 2(A).                NAME OF PERSON FILING

                          FU Associates
                          B/S Investments
                          ROPU Associates Limited Partnership
                          Samuel Zell

ITEM 2(B).                ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE

                          The address for each Reporting Person is:
                          Two North Riverside Plaza
                          Chicago, Illinois 60606

ITEM 2(C).                CITIZENSHIP

                          Each of the Reporting Persons' state of organization is Illinois except for Samuel Zell who is a citizen of the United States of America.

ITEM 2(D).                TITLE OF CLASS OF SECURITIES

                          Securities reported herein are Operating Partnership Units ("OP Units").

ITEM 2(E).                CUSIP NUMBER

                          Not applicable.



                               Page 6 of 9 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

                 Not applicable.

ITEM 4.          OWNERSHIP

                 The Issuer is ERP Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership"). Each of the Reporting Persons, except Samuel Zell, is a limited partner of the Operating Partnership. Because Mr. Zell controls each Reporting Person, all OP Units beneficially owned by each Reporting Person are shown as being beneficially owned by Mr. Zell. Mr. Zell also shares the power to vote or to direct the vote of the OP Units with each Reporting Person. Mr. Zell disclaims beneficial ownership of such OP Units beneficially owned by all other Reporting Persons.

                 Each Reporting Persons' ownership as of December 31, 1996, is as follows:



                                                          AMOUNT       PERCENT OF
                                                       BENEFICIALLY       CLASS
                                     NAME                  OWNED            %
                                     ----              ------------    ----------
                 FU Associates                               270,769       .46
                 B/S Investments                                 669       .00
                 ROPU Associates Limited Partnership       3,133,146      5.31
                 Samuel Zell                               3,404,584      5.77


ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not applicable.

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON

                 Samuel Zell has the power to direct the receipt of distributions from, or the proceeds from the sale of, such securities for each of the Reporting Persons.




                               Page 7 of 9 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 Not applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP

                 Not applicable.

ITEM 10.         CERTIFICATE

                 Not applicable.











                               Page 8 of 9 Pages

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 1997


                                  FU ASSOCIATES, an Illinois general partnership

                                  By:  Equity Group Investments, Inc.,
                                       an Illinois corporation, its managing
                                       general partner


                                       By:  /s/  Sheli Z. Rosenberg
                                            ----------------------------------
                                            Its: President & Chief Executive
                                                 Officer



                                  B/S INVESTMENTS, an Illinois general
                                  partnership

                                  By:  Alphabet Partners, a general partner

                                  By:  SZA Trust, a general partner



                                       By:  /s/  Arthur A. Greenberg
                                            ----------------------------------
                                            Its: Trustee



                                  ROPU ASSOCIATES, an Illinois Limited
                                    Partnership, an Illinois limited
                                    partnership

                                  By:  Samuel Zell Revocable Trust,
                                       a general partner



                                       By:  /s/  Samuel Zell
                                            ----------------------------------
                                            Its: Trustee


                                  /s/  Samuel Zell
                                  --------------------------------------------
                                       Samuel Zell



                               Page 9 of 9 Pages